UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Hudson Global, Inc.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Hudson Stockholder:

You have a critical choice to make about the future of your investment in Hudson Global at this year's annual meeting of stockholders. The Company is making significant progress executing on our transformation plan and is on a path toward sustainable profitability. Our independent and highly qualified Board nominees will continue our momentum and help Hudson achieve its full potential. Your vote is important. Please vote the enclosed WHITE proxy card today.

HUDSON BOARD NOMINEES ARE INDEPENDENT, HIGHLY QUALIFIED AND
BRING DEEP KNOWLEDGE OF THE BUSINESS

Your Board regularly engages with stockholders to solicit their perspectives and is deeply involved in the business, working closely with management at Hudson to help ensure the successful transformation of the Company and value creation for our stockholders.

We are pleased to nominate for re-election to the Board Mr. Robert Dubner and Ms. Jennifer Laing, both of whom have been major contributors to Hudson’s transformation planning and hiring of Hudson’s new talented management team.

•	Robert B. Dubner — Senior Advisor to PricewaterhouseCoopers and Apollo Management LP

Mr. Dubner has been a Senior Advisor to the management consulting practice of PricewaterhouseCoopers since 2008. He has been a Senior Advisor to Apollo Management LP since 2005. Prior to that, he was a management consulting partner and a member of IBM’s Business Consulting Services Global Middle Market leadership team. Previously, Mr. Dubner was a Partner at PricewaterhouseCoopers LLP, serving as the U.S. and global leader of its middle market consulting practice, where he worked with many professional services companies like Hudson. Mr. Dubner was elected by stockholders to the Hudson Board in 2006. His in-depth knowledge of Hudson, network of business relationships, financial and accounting expertise, and strategic, management and operational consulting experience are valuable resources for our Board and management team. He also is a certified public accountant.

•	Jennifer Laing — Former Chairman and CEO of Saatchi and Saatchi North America

Ms. Laing served as the Chairman and CEO of Saatchi and Saatchi North America from 1997 to 2001, after serving as Chairman of Saatchi and Saatchi London from 1995 to 1997. Previously, Ms. Laing led her own firm, Laing Henry, which was purchased by Saatchi and Saatchi. Ms. Laing serves on the boards of InterContinental Hotels Group PLC (since 2005) and Premier Foods PLC (since 2012). Ms. Laing was elected by stockholders to the Hudson Board in 2003. Her in-depth knowledge of Hudson, network of business relationships, international experience in branding, marketing and communications, and experience as a senior executive officer and as a director of other publicly-traded companies are valuable resources for our Board and management.

In addition, our Board has had a stockholder observer for the past year. On May 16, 2013, we entered into a letter agreement with Sagard Capital Partners, L.P. (“Sagard”), our second largest stockholder with approximately 14% of our outstanding shares, that provided, among other things, for Dan Friedberg, a representative of Sagard (and President of Sagard’s general partner), to be a non-voting attendee at meetings of our Board of Directors and Board committees. Since that time, Mr. Friedberg has provided constructive input and commentary to our Board of Directors and management as part of our strategic planning process to further strengthen Hudson’s position in the market and build its business over the long term.

HUDSON BOARD RECOMMENDING CHANGE TO ANNUAL ELECTION
IN-LINE WITH GOOD GOVERNANCE PRACTICES

As part of its normal course annual review of the Company’s governance structures and discussions with stockholders, your Board unanimously approved, and recommends that stockholders approve, an amendment to Hudson’s certificate of incorporation that would eliminate the classified structure of the Board and provide for an annual election of all directors, in-line with current good governance practices. We believe an annually elected Board will provide for more accountability and enhance stockholder control over their investment.

HUDSON IS ON THE RIGHT PATH TO SUSTAINABLE
PROFITABILITY AND VALUE CREATION

We are making significant progress on our transformation plan, and are poised to deliver on our promise of sustainable profitability and the creation of long term stockholder value. The Board initiated the Company’s turnaround by bringing in a talented and experienced new CEO in 2011. Mr. Manuel Marquez acted decisively to integrate a collection of business units formed through a series of over 60 strategic acquisitions, built a global platform for the business, and instilled a high-performance culture across the organization.

We have significantly strengthened Hudson’s senior leadership ranks with more than 20 key management hires from within the industry, including CFO Stephen Nolan, from Adecco, new CEOs for our Europe and Americas operations, from Michael Page and Adecco, respectively, and a new Managing Director for Asia from Michael Page. The appointment of these key leaders has enhanced our success in attracting outstanding talent from our competitors in recent months.

Together with management, and with the active involvement of Sagard Capital Partners, we have further developed our strategy to build sustainable profitability that is focused on three key priorities:

•	Gain market share through targeted investment in key markets and businesses;
•	Drive efficiencies in our operations; and,
•	Build and differentiate our brand through our unique talent solutions offering.

The hard work is starting to pay off. The Company finished 2013 with sequential quarterly gross margin growth, strong liquidity of $67 million, and a solid business development pipeline. With our leadership team in place, we expect to achieve quarterly breakeven adjusted EBITDA during this year, which we believe will lead to sustainable profitability in 2015.

LONE STAR NOMINEES HAVE NO PLAN FOR CREATING VALUE
AND TOO MANY BOARD COMMITMENTS

As you may know, a dissident stockholder who only began acquiring Hudson stock late last year, Lone Star Value Management, LLC and certain other affiliated persons and entities (collectively, the “Lone Star Group”), is seeking to elect two representatives to the Board: Lone Star CEO Jeffrey Eberwein and Richard Coleman Jr., President and CEO of Crossroads Systems, Inc., a data archive solutions company. The Board has reviewed and considered each Lone Star nominee and strongly believes that electing the Company’s nominees is in the best interests of all Hudson stockholders. In addition to concerns about the qualifications of Lone Star’s nominees, we are alarmed by the following:

•	Lone Star does not understand Hudson’s business and has no plan for creating value. Mr. Eberwein has never been on the board of a professional services company, and flaws in his analysis of Hudson suggest he does not understand Hudson’s business or the complexities of managing a global professional services business. Lone Star has criticized the Company’s performance, but has not made any constructive recommendations or presented a plan. With no relevant experience and no plan for creating stockholder value, we do not believe Messrs. Eberwein and Coleman would be additive.
•	If elected, Mr. Eberwein would be overboarded. Mr. Eberwein is currently on six public company boards: Aetrium Incorporated, Crossroads Systems, Inc., Digirad Corporation, NTS, Inc., Reliability Inc. and Spatializer Audio Laboratories Inc. He is already at the maximum level of public boards that Institutional Shareholder Services (ISS), the largest proxy advisory firm, recommends. Mr. Eberwein is also currently engaged in another corporate proxy fight at Rentech Inc., where he is seeking election to the company’s board. With potentially seven other director commitments, we are very concerned that Mr. Eberwein would not be able to dedicate the necessary attention to Hudson’s business. We are also concerned that Lone Star’s flawed and misleading proxy statement — which vastly overstates the Company’s pre-tax losses during Ms. Laing’s tenure — is representative of the lack of attention to detail he would bring to the Board as a director.

•	Mr. Coleman is overboarded. Mr. Coleman is currently the CEO of a public company and sits on four other public company boards. This already exceeds the guidelines of ISS, which believes CEOs of public companies should serve on a maximum of two public company boards other than their own. Mr. Coleman is also a Lone Star nominee in their proxy fight at Rentech Inc. With potentially five other director commitments in addition to his CEO responsibilities, we are very concerned that Mr. Coleman would also not be able to dedicate the necessary attention to Hudson’s business.
•	Lone Star is seeking ~33% control while owning only 7.4% of Hudson’s shares. Two seats on Hudson’s Board would provide Mr. Eberwein disproportionate representation, well beyond his ownership level. Stockholder perspective is not lacking on our Board. Our second largest stockholder — Sagard Capital Partners, with twice Mr. Eberwein’s ownership — has worked constructively with the Board for the past year as an observer.
•	Lone Star misrepresents settlement discussions in its proxy statement. Lone Star’s proxy statement blatantly misrepresents potential settlement discussions with Hudson’s Board. On numerous occasions, Hudson’s lead independent director, David Offensend, has engaged Mr. Eberwein to attempt in good faith to reach an agreement to avoid a costly and distracting proxy contest. With the approval of the full Hudson Board, Mr. Offensend offered Lone Star that Hudson would expand the size of its Board and recommend Mr. Eberwein be elected to the additional Board seat. Unfortunately, Lone Star rejected our fair offer of Board representation for Mr. Eberwein. Hudson remains open to adding Mr. Eberwein to the Hudson Board in this manner.

While we appreciate Mr. Eberwein as an investor and having an open dialogue with him and all our stockholders, we believe that our nominees are the most qualified, will represent all stockholders most effectively, and are the right choice. Moreover, Mr. Eberwein’s unwillingness to negotiate a compromise to avoid a costly and distracting proxy contest underscores our concerns that his interests are not aligned with those of all stockholders.

We strongly recommend against the Lone Star nominations.

YOUR VOTE IS IMPORTANT — VOTE THE WHITE PROXY CARD TODAY.

Your Board is committed to serving the best interests of all stockholders, and our independent nominees will continue to work with urgency to accelerate Hudson’s transformation and deliver sustainable profitability and stockholder value.

We urge you to vote your WHITE PROXY CARD FOR the Company’s directors today. You may vote by telephone, by Internet, or by signing, dating and returning the enclosed white proxy card in the postage envelope provided.

Thank you for your support,
The Board of Directors

If you have any questions or require assistance voting your proxy, please contact the Company’s proxy solicitor:

480 Washington Blvd — 26th Floor
Jersey City, New Jersey 07310
Toll-Free (800) 261-1052

Forward-Looking Statements

This communication contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this communication, including statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, global economic fluctuations, the company's ability to execute its strategic initiatives, risks related to fluctuations in the company's operating results from quarter to quarter, the ability of clients to terminate their relationship with the company at any time, competition in the company's markets, the negative cash flows and operating losses that the company has experienced from time to time, restrictions on the company's operating flexibility due to the terms of its credit facilities, risks associated with the company's investment strategy, risks related to international operations, including foreign currency fluctuations, the company's dependence on key management personnel, the company's ability to attract and retain highly-skilled professionals, the company's ability to collect its accounts receivable, the company's ability to achieve anticipated cost savings through the company's cost reduction initiatives, the company's heavy reliance on information systems and the impact of potentially losing or failing to develop technology, risks related to providing uninterrupted service to clients, the company's exposure to employment-related claims from clients, employers and regulatory authorities and limits on related insurance coverage, the company's ability to utilize net operating loss carry-forwards, volatility of the company's stock price, the impact of government regulations, and restrictions imposed by blocking arrangements. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.